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                                   EXHIBIT 12(b)
                      WELLS FARGO & COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             AND PREFERRED DIVIDENDS


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


                                                                             Year ended December 31,
                                          __________________________________________________________________________________________
(in millions)                              1993           1992                1991                1990                1989
Earnings, including
 interest on
 deposits(1):
 income before
 income tax expense                    $  1,038           $    500            $     54            $  1,196            $  1,001
Fixed Charges                             1,157              1,505               2,504               2,784               2,759
                                       ________           ________            ________            ________            ________
                                       $  2,195           $  2,005            $  2,558            $  3,980            $  3,760
                                       ________           ________            ________            ________            ________
                                       ________           ________            ________            ________            ________

Preferred dividend
 requirement                           $     50           $     48            $     19            $     27            $     28
Ratio of income before
 income tax expense to
 net income                                1.70               1.77                2.57                1.68                1.66
                                       ________           ________            ________            ________            ________
Preferred dividends(2)                 $     85           $     85            $     49            $     45            $     46
                                       ________           ________            ________            ________            ________
Fixed charges(1):
  Interest expense                        1,104              1,454               2,452               2,737               2,712
  Estimated interest
  component of net
  rental expense                             53                 51                  52                  47                  47
                                       _________          ________            ________            ________            ________
                                          1,157              1,505               2,504               2,784               2,759
                                       _________          ________            ________            ________            ________

Fixed charges and
 preferred dividends                   $  1,242           $  1,590            $  2,553            $  2,829            $  2,805
                                       ________           ________            ________            ________            ________
                                       ________           ________            ________            ________            ________

Ratio of earnings to
 fixed charges and
 preferred dividends(3)                    1.77               1.26                1.00                1.41                1.34
                                       ________           ________            ________            ________            ________
                                       ________           ________            ________            ________            ________


Earnings, excluding
 interest on deposits:
  Income before income
   tax expense                         $  1,038           $    500            $     54            $  1,196            $  1,001
  Fixed charges                             294                320                 539                 839                 949
                                       ________           ________            ________            ________            ________
                                       $  1,332           $    820            $    593            $  2,035            $  1,950
                                       ________           ________            ________            ________            ________
                                       ________           ________            ________            ________            ________

Preferred dividends(2)                 $     85           $     85            $     49            $     45            $     46
                                       ________           ________            ________            ________            ________
Fixed Charges:
  Interest Expense                        1,104              1,454               2,452               2,737               2,712
  Less Interest on
   deposits                                (863)            (1,185)             (1,965)             (1,945)             (1,810)
  Estimated interest
   component of
   net rental expense                        53                 51                  52                  47                  47
                                       ________           ________            ________            ________            ________
                                            294                320                 539                 839                 949
                                       ________           ________            ________            ________            ________
Fixed charges and
 preferred dividends                   $    379           $    405            $    588            $    884            $    995
                                       ________           ________            ________            ________            ________
                                       ________           ________            ________            ________            ________

Ratio of earnings to
  fixed charges and
  preferred dividends                      3.51               2.02                1.01                2.30                1.96
                                       ________           ________            ________            ________            ________
                                       ________           ________            ________            ________            ________

__________________________

(1)  As defined in Item 503(d) of Regulation S-K.
(2) The preferred dividends were increased to amounts representing the pretax earnings that would be required to cover such dividend requirements.
(3) These computations are included herein in compliance with Securities and Exchange Commission regulations. However, management believes that fixed charge ratios are not meaningful measures for the business of the Company because of two factors. First, even if there were no change in net income, the ratios would decline with an increase in the proportion of income which is tax-exempt or, conversely, they would increase with a decrease in the proportion of income which is tax-exempt. Second, even if there were no change in net income, the ratios would decline if interest income and interest expense increase by the same amount due to an increase in the level of interest rates or, conversely, they would increase if interest income and interest expense decrease by the same amount due to a decrease in the level of interest rates.


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